UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Semmelhack, Henry P.
   Barrister Information Systems, Inc.
   465 Main Street

   Buffalo, NY  14203
2. Issuer Name and Ticker or Trading Symbol
   Comptek Research, Inc. (CTK)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   09/99
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
   Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned
-------------------------------------------------------------------------------
1)Title of Security                          2)Trans-    3.Trans- 4.Securities
                                             action      action   or Disposed of
                                             Date        Code
                                             (Month/
                                             Day/Year)   Code V   Amount
--------------------------------------------------------------------------------
Common Stock                                 09/09/99    S        3,000.00
Common Stock                                 09/16/99    S        5,000.00
Common Stock                                 09/17/99    S        5,000.00
-----------------------------------------------------
Acquired(A)      5)Amount of    6)  7)Nature of
  (D)            Securities         Indirect
 A               Beneficially   D   Beneficial
 or              Owned at       or  Ownership
 D  Price        End of Month   I
----------------------------------------------------
D  $8.0625                     D  Direct
D  $8.0000                     D  Direct
D  $8.0000      190,786.00     D  Direct

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or
Beneficially Owned  (Columns 1 through 6)
-----------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-
Security                       or Exercise     action         action
                               Price of        Date           Code
                               Derivative
                               Security                       Code  V
-----------------------------------------------------------------------
-------------------------------------------------------------
 5)Number of Derivative            6)Date Exercisable and
 Securities Acquired (A)           Expiration Date
 or Disposed of (D)

 A                D                Exercisable  Expiration
-----------------------------------------------------------

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or
Beneficially Owned  (Columns 1,3 and 7 through 11)
-----------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount
Security                       action    of Underlying
                               Date      Securities


                  -                      Title
-----------------------------------------------------------------------
------------------------------------------------------------
               8)Price     9)Number of   10) 11)Nature of
               of Deri-    Derivative        Indirect
               vative      Securities    D   Beneficial
 Amount or     Security    Beneficially  or  Ownership
 Number of                 Owned at      I
 Shares                    End of Month
------------------------------------------------------------

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ By: Christopher A. Head
    For: Henry P. Semmelhack
DATE